UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 26, 2020

ZOOM TELEPHONICS, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-53722	04-2621506
(Commission File Number)	(I.R.S. Employer Identification No.)

225 Franklin Street, 26th Floor, Boston, MA	02110
(Address of Principal Executive Offices)	(Zip Code)

(617) 423-1072
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2020, Zoom Telephonics, Inc. (the “Company”) appointed Jacquelyn Barry Hamilton as Chief Financial Officer of the Company. As previously disclosed, Ms. Barry Hamilton previously served as the Company’s Acting Chief Financial Officer since February 1, 2020 and as a consultant to the Company since January 2020. Prior to joining the Company, she served as Chief Financial Officer of Modo Labs, a mobile application development company, from February 2019 through December 2019. Ms. Barry Hamilton served as Chief Financial Officer of Netcracker Technology, a subsidiary of NEC Corporation that delivers a software platform together with professional integration services and managed services to telecommunications and cable companies globally, from June 2015 through September 2018 and as Chief Financial Officer of Intronis, a company that provides cloud-based data protection and recovery, from March 2012 through June 2015. Ms. Barry Hamilton also served as Vice President Finance & Operations of Monster Worldwide, a global public company providing a SaaS platform to match jobseekers with employers, from 2008 through 2012, and as Chief Financial Officer of the Global Technology Division of Monster Worldwide from 2004 through 2008. Ms. Barry Hamilton earned a BA in Finance from Simmons College and an MS in Finance from the Carroll School of Management at Boston College.

In connection with Ms. Barry Hamilton’s appointment as Chief Financial Officer, the Company entered into an Employment Agreement (the “Employment Agreement”) with Ms. Barry Hamilton on February 26, 2020. Pursuant to the Employment Agreement, Ms. Barry Hamilton will receive an annual base salary of $185,000 per year, which amount will increase annually at a rate equal to at least the prior year’s U.S. inflation rate plus 2%. Ms. Barry Hamilton will also be eligible to receive performance bonuses of up to 17.5% of her base salary semi-annually based on mutually agreed-upon performance objectives.

Ms. Barry Hamilton will also receive an option to purchase 90,000 shares of the Company’s common stock issued under the Company’s 2019 Stock Option Plan, which will become exercisable with respect to 25% of the shares on each of the six month, twelve month, eighteen month and twenty-four month anniversaries of the grant date, subject, in each case, to Ms. Barry Hamilton’s continued employment with the Company. The option will expire after a term of three years from the grant date.

If the Company undergoes a Change of Control (as defined in the Employment Agreement) and Ms. Barry Hamilton either (i) is terminated without Cause (as defined in the Employment Agreement) within six months after such Change in Control or (ii) has her job responsibilities, reporting status or compensation materially diminished and terminates her employment within six months after such Change in Control, then in each case Ms. Barry Hamilton will be entitled to six months of base salary and accelerated vesting for all unvested options as of such termination date.

If the Company terminates Ms. Barry Hamilton other than for Cause or in connection with a Change of Control (in each case as defined in the Employment Agreement), Ms. Barry Hamilton will be entitled to payment of three months of base salary and a pro-rated annual bonus with respect to the year of termination, as well as accelerated vesting for any options that would vest within six months of the termination date.

The foregoing description of the Employment Agreement is a summary and does not purport to be complete. Such description is qualified in its entirety by reference to the text of the Employment Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

There are no transactions between the Company and Ms. Barry Hamilton that are required to be disclosed under Item 404(a) of Regulation S-K, and Ms. Hamilton is neither related to, nor does she have any relationship with, any existing member of the Board or any executive officer of the Company.

Item 7.01	Regulation FD Disclosure.

On February 28, 2020, the Company issued a press release announcing Ms. Barry Hamilton’s appointment as described in Item 5.02 above. The press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K and in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing of the Company’s under the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
10.1#	Employment Agreement between Zoom Telephonics, Inc. and Jacquelyn Barry Hamilton, dated as of February 26, 2020.
99.1	Press release of Zoom Telephonics, Inc., dated February 28, 2020.

# Management contract or compensatory plans or agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOOM TELEPHONICS, INC.

Dated: March 6, 2020	By:	/s/ Joseph Wytanis
Joseph Wytanis
Chief Executive Officer